CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm”, “Financial Statements and Experts” and “Representations and Warranties” and to the use of our reports dated May 17, 2007 with respect to Dreyfus Premier Manager Funds I-Dreyfus Institutional Prime Money Market Fund (formerly Bear Stearns Prime Money Market Fund) and March 20, 2008 with respect to Dreyfus Cash Management, which are incorporated by reference, in this Registration Statement on Form N-14 of Dreyfus Cash Management.

/S/ ERNST & YOUNG LLP

New York, New York

April 28, 2008